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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934



                            MONTEREY RESOURCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   612622 10 0
             ------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with the statement. /X/ (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                Page 1 of 6 pages

                                  SCHEDULE 13G

------------------------------                                 -----------------
CUSIP No.          612622 10 0                                 Page 2 of 6 pages
------------------------------                                 -----------------

--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Santa Fe Energy Resources, Inc.                 36-2722169
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*      (a)     /_/

                                                                 (b)     /_/
3         SEC USE ONLY
--------------------------------------------------------------------------------
4         CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

           NUMBER OF            5        SOLE VOTING POWER
            SHARES                       45,350,000
         BENEFICIALLY           6        SHARED VOTING POWER
           OWNED BY                      0
             EACH               7        SOLE DISPOSITIVE POWER
           REPORTING                     45,350,000
            PERSON              8        SHARED DISPOSITIVE POWER
             WITH                        0
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         45,350,000
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
         /_/
--------------------------------------------------------------------------------
11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          82.8%
--------------------------------------------------------------------------------
12        TYPE OF REPORTING PERSON
          CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 3 pf 6 Pages

ITEM 1.

         (a)      Name of Issuer:

                           Monterey Resources, Inc.

         (b)      Address:

                           5201 Truxtun Avenue
                           Suite 300
                           Bakersfield, California 93309

ITEM 2.

         (a)      Name of Person Filing:

                           Santa Fe Energy Resources, Inc.

         (b)      Address of Principal Business Office or, if none, Residence:

                           1616 South Voss
                           Suite 1000
                           Houston, Texas 77057

         (c)      Citizenship:

                           Delaware

         (d)      Title of Class of Securities:

                           Common Stock, $0.01 par value per share

         (e)      CUSIP Number:

                           612622 10 0

ITEM 3.

         If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.

ITEM 4.  Ownership

         (a)      Amount Beneficially Owned:

                                                               Page 4 of 6 pages

                           See cover page Item 9.

                           As of December 31, 1996, Santa Fe Energy Resources, Inc. ("Santa Fe")beneficially owned an aggregate of 45,350,000 shares of Monterey Resources, Inc. common stock.

         (b)      Percent of Class:

                           See cover page Item 11.

         (c)      Number of shares as to which Santa Fe has:

                  (i)      Sole power to vote or to direct the vote:

                           See cover page Item 5.

                  (ii)     Shared power to vote or to direct the vote:

                           See cover page Item 6.

                  (iii) Sole power to dispose or to direct the disposition of:

                           See cover page Item 7.

                  (iv) Shared power to dispose or to direct the disposition of:

                           See cover page Item 8.

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          Not Applicable

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

Item 9.  Notice of Dissolution of Group:

                                                               Page 5 of 6 pages

         Not Applicable

Item 10. Certification:

         Not Applicable

                                                               Page 6 of 6 pages


                                    SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information contained in this statement is true, complete and correct.

Date: February 13, 1997




                                        Santa Fe Energy Resources, Inc.,
                                        a Delaware corporation



                                        By:  /s/  Mark A. Older
                                             --------------------------------
                                             Mark A. Older, Secretary